Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (August 14, 2013)…The National Security Group, Inc. (NASDAQ:NSEC) financial results for the three-months and six-months ended June 30, 2013 and 2012, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
REVENUES
Net premiums earned	$13,038,000	$12,533,000	$25,972,000	$26,029,000
Net investment income	728,000	1,066,000	1,812,000	2,201,000
Net realized investment gains	1,030,000	865,000	1,057,000	1,071,000
Other income	145,000	193,000	317,000	390,000
Total Revenues	14,941,000	14,657,000	29,158,000	29,691,000
EXPENSES
Policyholder benefits and settlement expenses	8,260,000	7,976,000	17,811,000	15,821,000
Amortization of deferred policy acquisition costs	923,000	915,000	1,865,000	1,731,000
Commissions	1,486,000	2,018,000	3,468,000	3,974,000
General and administrative expenses	2,201,000	1,835,000	4,043,000	4,323,000
Litigation settlement and defense costs	—	12,670,000	—	13,259,000
Taxes, licenses and fees	474,000	438,000	960,000	930,000
Interest expense	435,000	288,000	877,000	580,000
Total Expenses	13,779,000	26,140,000	29,024,000	40,618,000

Income (Loss) Before Income Taxes	1,162,000	(11,483,000)	134,000	(10,927,000)

INCOME TAX EXPENSE (BENEFIT)
Current	88,000	145,000	220,000	173,000
Deferred	109,000	(4,322,000)	(642,000)	(4,325,000)
	197,000	(4,177,000)	(422,000)	(4,152,000)

Net Income (Loss)	$965,000	$(7,306,000)	$556,000	$(6,775,000)

INCOME (LOSS) PER COMMON SHARE	$0.39	$(2.96)	$0.23	$(2.75)

DIVIDENDS DECLARED PER SHARE	$0.025	$0.10	$0.05	$0.20

For the three months ended June 30, 2013, the Company had net income of $965,000, $0.39 per share, compared to a net loss of $7,306,000, $2.96 per share, for the same period last year. The primary reason for the net income for the three-month period ended June 30, 2013 was $1,030,000 in capital gains resulting from the sale of securities in our common stock portfolio. The Company ended the current quarter with net income before taxes totaling $1,162,000 with the $1,030,000 in realized capital gains accounting for 88.6% of pre-tax income for the three months ended June 30, 2013. Second quarter 2013 results were negatively impacted by a higher frequency of springtime storms in the P&C segment compared to second quarter 2012 and adverse development associated with a late first quarter severe thunderstorm event. For the three months ended June 30, 2013, reported catastrophe claims were $1,327,000 higher compared to the same period last year. The primary reason for the net loss during the three months ended June 30, 2012 was the increase in litigation settlement expenses. During the three months ended June 30, 2012, the Company settled longstanding litigation related to the Company's sale of an investment in Mobile Attic, Inc. The litigation was settled for $13,000,000 on June 18, 2012 and the June 30, 2012 condensed consolidated financial statements reflect the remaining charge for this settlement.

For the three months ended June 30, 2013, earned premium revenue was $13,038,000 compared to $12,533,000 for the three months ended June 30, 2012; a $505,000 or 4.0% increase. The growth in revenue for the three months ended June 30, 3013 compared to last year was due to growth in dwelling fire premium income in the P&C segment.

Claims for the three months ended June 30, 2013 were $8,260,000 compared to $7,976,000 for the same period last year. The P&C segment was negatively impacted during the three months ended June 30, 2013 by claim activity resulting from several storm systems which were classified as catastrophes by PCS. Catastrophe claims reported for the three months ended June 30, 2013 were $1,498,000 compared to $171,000 for the same period last year. The catastrophe claims reported during the second quarter of 2013 accounted for 18.1% of claims incurred during the quarter while catastrophe claims composed only 2.1% of incurred claims in the second quarter of 2012. Partially offsetting the increase in cat claims was a reduction in incurred but not reported (IBNR) reserves. This IBNR reserve release was primarily due to a re-evaluation of reserves associated with the discontinued auto line of business.

For the six months ended June 30, 2013, the Company had net income of $556,000, or $0.23 per share, compared to a net loss of $6,775,000, or $2.75 per share, for the same period last year. Realized capital gains was the primary contributor to year to date income in 2013. However, capital gains were offset by an increase in catastrophe losses in the P&C segment. Catastrophe losses reported, associated primarily with tornado, wind and hail events, in the first six months of 2013 totaled $3,076,000, compared to $651,000 for the same period in 2012, an increase of 373%. With regard to 2012, as discussed previously, charges totaling $13,259,000 related to the litigation settlement was the primary factor leading to the net loss in the prior year.

Year-to-date earned premium revenue was virtually unchanged at $25,972,000 for the six months ended June 30, 2013 compared to $26,029,000 for the same period last year; a decrease of 0.2%. Increases in dwelling fire premium revenue were offset by a reduction in premium revenue due to the discontinuation of all automobile lines of insurance which completed run-off in 2012.

Claims were $17,811,000 (68.6% of net premiums earned) for the six months ended June 30, 2013 compared to $15,821,000 (60.8% of net premiums earned) for the same period last year, a 12.6% increase. The primary reason for the increase in claims was the impact of catastrophe claims reported in the P&C segment in 2013 compared to the same period last year. Catastrophe claims reported during the first six months of 2013 totaled $3,076,000 compared to $651,000 during the first six months of 2012. Catastrophe 93, which impacted four of the states we write business, occurred in late March 2013 leading to reported losses totaling $2,335,000 or 75.9% of all catastrophe losses reported in the first six months of 2013.

Shareholders’ equity as of June 30, 2013 was $29,281,000 down $946,000 compared to $30,227,000 as of December 31, 2012. Book value per share decreased $0.51 per share for the period ended June 30, 2013 to $11.74 per share compared to $12.25 per share at December 31, 2012. The primary reason for the $0.51 decrease in book value per share was a decline in the value of fixed income securities caused by a significant shift in the US Treasury bond yield curve during the second quarter. Increasing interest rates allow us to increase the yield on our new investments but rising rates cause the value of current fixed income investment to decline. In the second quarter, we saw a significant shift in the five to ten year portion of the treasury yield curve, causing the value of our investment to fall. On April 1, 2013, the yield on five and ten year US Treasury Notes were 0.76% and 1.86%, respectively. By June 30, 2013, yields on five and ten year US Treasury Notes had risen to 1.41% and 2.52%, respectively. Longer term rates, beyond ten years, shifted in a similar pattern. This shift in the yield curve caused an increase in market interest rates across the board, particularly in intermediate and longer term bonds causing a decline in market value of many of our fixed income security holdings and consequently a reduction in the accumulated unrealized capital gain component of shareholders' equity.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.